                                 [LETTERHEAD]



                              November 14, 1996



ACR Group, Inc.
3200 Wilcrest, Suite 440
Houston, Texas  77042

    Re:  Form S-8 Registration of Shares Reserved Under the
         1996 Stock Option Plan of ACR Group, Inc.

Gentlemen:

    In connection with the proposed registration of 500,000 shares of Common Stock, $.01 par value, of ACR Group, Inc., a Texas corporation (the "Company"), by the Company on Form S-8 for issuance and sale pursuant to the Company's 1996 Stock Option Plan (the "Plan"), we have examined the following:

    1.   The Articles of Incorporation of the Company, as amended to date;

    2.   The Bylaws of the Company, as amended to date;

    3. Resolutions of the Board of Directors and shareholders of the Company with respect to the adoption and implementation of the Plan;

    4.   The Plan; and

    5. The Registration Statement on Form S-8 and the exhibits thereto to be filed with the Securities and Exchange Commission.

    Based upon such examination and upon examination of such other documents and records as we have deemed necessary, we are of the opinion that:

    (a) The Company has been duly incorporated under the laws of the State of Texas and is a validly organized and existing corporation.

    (b) The shares of Common Stock to be offered by the Company pursuant to the Plan, when issued and paid for upon the terms and in the manner set forth in the Plan, will be legally issued, fully paid and nonassessable.

ACR Group, Inc.
November 4, 1996
Page 2



    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.


                                       Very truly yours,


                                       /s/ Robert D. Remy
                                       ---------------------------------------
                                       Robert D. Remy